Exhibit 19

Global Insider Trading Policy

Table of Contents

1.Policy Statement.........................................................................................................................................................….3

Insider Trading Policy

Geographical Scope: Global
Issued Organization: Law Department
Issued By: Ann Kappler, Executive Vice President and General Counsel
Owner: Brian Spitser, Chief Disclosure Counsel
Published Date: 12/19/2023
Last Revised: 12/19/2023
Last Reviewed: 12/19/2023

1.Policy Statement

Prudential Financial, Inc. (together with its subsidiaries, the "Company," "Prudential," or "we") has an obligation under both U.S. federal and state securities laws to prohibit buying, selling, or making other transfers of securities by persons who have material non-public information ("MNPI"), as defined in greater detail in Section 5 below. Prudential has adopted this Insider Trading Policy ("Policy") to prevent insider trading and avoid the appearance of insider trading. You are responsible for ensuring that you do not violate federal or state securities laws or this Policy. This Policy has been designed to promote compliance with federal and state securities laws, and to protect Prudential, members of its Board of Directors and its employees from serious liabilities and penalties that can result from violations of these laws.

Persons with questions about this Policy should contact the Chief Disclosure Counsel, who is currently Brian Spitser.

2.Persons Subject to the Policy

This policy applies to:

a.Employees, Officers and Directors. This Policy applies to all employees, officers and directors of Prudential, anywhere in the world.

b.Family Members. This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household (other than a household employee), and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as "Family Members"). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were directed by you and for your own account. Family Members of Designated Persons or Pre-Clearance Persons (as each term is defined below) shall be considered Designated Persons and Pre-Clearance Persons, as applicable, pursuant to this Policy.

c.Entities that you Control. This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as "Controlled Entities"), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were directed by you and for your own account. Controlled Entities of Designated Persons or Pre-Clearance Persons shall be considered Designated Persons and Pre-Clearance Persons, as applicable, pursuant to this Policy.

d.Third Parties. The Law Department may, at its discretion, require certain third parties, such as consultants or contractors who do or may have access to MNPI, to comply with the terms of this Policy.

3.Additional Restrictions for Certain Individuals

Certain employees of the Company, such as employees associated with the Company's investment advisory or broker dealer functions, may be subject to additional restrictions on personal securities trading that are not contained in this Policy. Any employee subject to such additional restrictions will have been notified by the Compliance Department of his or her designation as a "Supervised Person," "Access Person" or "Investment Person" and should refer to the Investment Advisor Code of Ethics and/or specific Broker Dealer Compliance Manual for additional information regarding those restrictions.

4.Sanctions and Penalties

Violations of insider trading laws can result in severe civil and criminal sanctions. You may have to pay civil fines for up to three times the profit you gained, or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may have to serve a jail sentence of up to 20 years. In addition, Prudential may face civil penalties up to the greater of $1 million, or three times the profit gained, or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million.

5.Definition of Material Non-Public Information

a.Material Information.

"Material" information is information that, considering all of the surrounding facts and circumstances, a reasonable person would consider important in making a decision to buy, sell or hold a security. Both positive and negative information can be material. There is no "bright line" between what is material and what is not. Since materiality must always be determined in light of all of the surrounding facts and circumstances, a change in those facts and circumstances may well change the nature of the information from non-material to material. Moreover, although multiple pieces of information may not be material individually, if the aggregate effect of those pieces would alter the "total mix" of available information regarding the issuer, then such pieces of information are considered material.

In general, information about financial results, plans or projections for Prudential, its divisions and reporting segments (e.g., the type of information that is typically included in the Company's quarterly earnings release and investor presentations) should be presumed to be material.

In addition, other types of information that may be considered material include:

•Joint venture, merger or acquisition or asset or business disposition

•Entry into or termination of a material agreement

•Financial forecasts, projections and predictions

•Change in senior management

•Significant litigation, governmental or regulatory action

•Major personnel changes which may include significant layoffs or reorganizations

•Change in capital investment plans

•Change in actuarial assumptions

•Non-renewal of a significant number of policyholders

•Declaration of a dividend or change in dividend policy

•Changes in credit or financial strength ratings

•Changes in pricing or pricing assumptions

•Offerings of Prudential securities

•Repurchases or redemptions of Prudential debt or equity securities, including authorization of a program to effect future repurchases or redemptions

•Significant cybersecurity breaches, data losses, service disruptions or similar incidents

•Existence of an event-specific blackout period (discussed in Section 7a below)

b.Non-public Information.

"Non-public" information is information that has not been disclosed to the general public. In order to establish that the information has been disclosed to the public, the information must be widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones "broad tape," newswire services, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC's website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company's employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second full trading day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company securities until after close of market on Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

6.Prudential Trading Policy

a.General Prohibition

You may not trade or transact, directly or indirectly, in Prudential securities when you have MNPI about Prudential.

In addition, if, in connection with your duties to Prudential, you obtain MNPI about another company, including but not limited to Prudential's customers and suppliers, competitors, a company or business in which Prudential has invested, or a company with which Prudential is negotiating a major transaction, you may not trade in that company's securities or the securities of another publicly traded company whose price may be affected by such information, until the information becomes public or is no longer material. Information that is not material to Prudential may nevertheless be material to another company.

There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

b.No Tipping

You may not convey MNPI about Prudential or another company to others. You also may not suggest that anyone purchase or sell any Prudential securities or any other company's securities while you are in possession of MNPI regarding Prudential or such other company. These practices, known as "tipping," also violate the U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed MNPI. This Policy against "tipping" applies to information about Prudential and its securities, as well as to information about other companies. This Policy does not restrict legitimate business communications on a "need to know" basis.

c.No Speculative Trading

It is against Prudential's interest for you to engage in speculative transactions in Prudential securities. Therefore, with respect to Prudential securities, you may not engage in: (a) short sales (selling Prudential securities you do not own); (b) transactions involving publicly traded options or other derivatives, such as trading in puts or calls; or (c) hedging transactions.

d.Pledging; Margin Accounts

Securities held in a margin account or pledged as collateral may be sold without your consent if you fail to meet a margin call or if you default on a loan and a margin or foreclosure sale may result in unlawful insider trading. Because of this risk, you are prohibited from pledging, or using as collateral, Prudential securities to secure personal loans or other obligations, and holding shares of Prudential common stock in a margin account.

e.Transactions Subject to this Policy

For purposes of this Policy, references to "trading" and "transactions" include, among other things:

•purchases and sales of Prudential securities in public markets;

•sales of Prudential securities obtained through the exercise of employee stock options and the vesting of other equity awards granted by Prudential;

•Elections made pursuant to the Company's 401(k) plan, or deferred compensation plan, if such elections result in purchases or sales of Prudential securities;

•Elections made pursuant to the Company's employee stock purchase plan, and sales of the securities acquired pursuant to such plan;

•making gifts of Prudential securities;

•entering into, amending or terminating a Rule 10b5-1 plan; and

•other economically equivalent transactions.

The exercise of Prudential stock options for cash and net exercises of stock options in which Prudential withholds shares to cover the aggregate exercise price and/or tax withholding obligations are not subject to this Policy. However, broker-assisted cashless exercises of Prudential stock options, in which the broker sells into the open market shares of Prudential common stock issued upon exercise of a stock option to cover the aggregate exercise price and other obligations are subject to this Policy. The receipt or vesting of Prudential equity awards granted under the Company's stock incentive plans is not subject to the Policy.

7.Window Periods and Special Blackouts; Preclearance; Section 16

a.Window Periods and Special Blackouts

"Designated Persons" are those individuals who are so designated from time to time by the Company, usually due to those individuals having routine access to quarterly financial data constituting MNPI. Designated Persons may only trade or transact in Prudential securities during an open ''Trading Window," which is the period of time commencing at the opening of business on the date that is two full trading days after an earnings release and ending at the close of business on the date that is two weeks prior to the end of each quarter, or such other period of time as determined at the discretion of the Law Department.

For the avoidance of doubt, the restrictions set forth in Section 6 above, including the prohibition against trading while in possession of MNPI, apply at all times regardless of whether the Trading Window is open or closed.

From time to time due to certain developments relating to MNPI, Prudential may implement special blackout periods during which the Company may notify particular individuals that they should not engage in any transactions involving the purchase or sale of Prudential securities or the securities of another company. If you are subject to a special blackout period, you must not trade in the applicable company's securities during such time and you must not disclose to others the fact that you are prohibited from trading.

It is not Prudential's policy to impose special blackout periods every time that MNPI exists, or every time that a Prudential employee may be in the possession of MNPI. Thus, the absence of a special blackout should not be interpreted as permission to trade.

b.Pre-clearance Policy

Prudential requires directors and employees at the level of Senior Vice President and above ("Pre-Clearance Persons") to obtain pre-approval in advance of effecting any purchase, sale or other trading of Prudential securities, other than transactions made under an approved Rule 10b5-1 Trading Plan pursuant to Section 8 below. The pre clearance requirement applies to Pre-Clearance Persons even if they are initiating a transaction during an open Trading Window and when a special blackout period is not in place.

If pre-clearance is granted, the transaction must be executed by the end of the first full trading day after the approval is obtained, but regardless may not be executed if you acquire MNPI concerning Prudential during that time. If a transaction is not completed within the period described above, the transaction must be pre-approved again before it may be executed.

If a proposed transaction is not approved under the pre-clearance policy, you may not transact in Prudential stock, and you should not inform anyone within or outside of Prudential that your pre-clearance request was denied. Any transaction under a Rule 10b5-1 trading plan (discussed below) will not require pre-clearance at the time of the transaction.

Employees of the Company should submit pre-clearance requests electronically utilizing the Company's STAR compliance system. Members of the Board of Directors who are not employees of the Company should submit pre-clearance requests to the office of the corporate secretary.

c.No Short-Term Trading of Company Securities by Section 16 Reporting Persons

The SEC's short-swing profit rules penalize Section 16 Reporting Persons who sell any Company securities within six months of a purchase by requiring such person to disgorge all profits to the Company whether or not such person had knowledge of MNPI. "Section 16 Reporting Persons" are members of the Company's Board of Directors and certain executive officers who are subject to the reporting and "short-swing profit" liability provisions of Section 16 of the Securities and Exchange Act of 1934, as amended.

8.Rule 10b5-1 Trading Plans

The Company permits employees at the level of Senior Vice President or more senior to enter into 10b5-1 trading plans. All Rule 10b5-1 trading plans, including any amendments or terminations, are subject to the Prudential Financial, Inc. Policy Concerning Rule 10b5- 1(c) Individual Trading Plans, attached hereto as Appendix A, and must be reviewed and approved in advance by the Law Department.

9.Employee Responsibility and Non-Retaliation

Employees are required to promptly report any known violations of this Policy to their business or function Chief Legal Officer or Chief Compliance Officer. As set forth in Prudential's Reporting Concerns and Non-Retaliation Master Policy, Prudential strictly prohibits retaliatory, threatening, or harassing acts against any employee for making a report in good faith of reasonably suspected unethical or unlawful behaviors or practices. Anyone found to have violated this Policy will be subject to disciplinary action.

10.Training

Prudential takes reasonable steps to provide appropriate training on the use and protection of MNPI. It is the employee's responsibility to complete required training, and to seek guidance from supervisors, management, Compliance or Law.

11.Post-Termination Transactions

The Policy continues to apply to transactions in Prudential securities and other company's securities even after termination of employment or service with Prudential. If an employee, officer or director has MNPI when his or her service terminates, that person may not engage in any transaction in Prudential or the applicable company's securities until that information has become public or is no longer material, except as otherwise specified in the Policy.

12.Company Transactions

From time to time, Prudential may engage in transactions in its own securities. It is Prudential's policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Prudential securities.

13.Related Material

Legal Standards for Internal and External Communications

Appendix A

Prudential Financial, Inc. Policy Concerning Rule 10b5-1(c) Individual Trading Plans

Policy Concerning Rule 10b5-1(c)
Individual Trading Plans

A.Permissibility of Individual Trading Plans under Insider Trading Policy.

Prudential Financial, Inc. (the "Company") has adopted an Insider Trading Policy prohibiting, among other things, "insider trading" - that is, trading by Company officers, directors and employees in securities issued by the Company while they are aware of material non-public information. Failure to comply with these restrictions may result in violations of the federal securities laws and subject persons failing to comply to civil and criminal penalties and to discipline by the Company up to and including termination of employment.

Since material non-public information can come into existence or become known at any time, it can be difficult for certain officers, directors and employees to sell or purchase Company securities, or to exercise Company stock options, to meet personal financial objectives because they may not trade during periods in which they have such information. There also may be uncertainty as to whether particular information constitutes material non-public information, which in itself may effectively prevent the sale of Company securities, including the exercise of Company stock options, by persons aware of the information.

Partially addressing these limitations and concerns, Rule 10b5-1(c), adopted by the Securities and Exchange Commission, provides an affirmative defense to allegations of insider trading for trades implemented in accordance with a Rule 10b5-1(c) trading plan, also referred to below as an "Individual Trading Plan", that is entered into by an insider while unaware of material non-public information.

Accordingly, the Insider Trading Policy provides for an exception to certain of the requirements of the Insider Trading Policy in the case of sales of Common Stock or exercises of Common Stock options implemented in accordance with a pre-established written Individual Trading Plan in conformity with this Policy.

B.Eligibility to Enter into Individual Trading Plans.

This Policy is intended to permit entry into Individual Trading Plans by those officers and employees who are most likely to be effectively prevented or restricted as a legal or practical matter from selling Common Stock or exercising Common Stock options under the Insider Trading Plan because of the nature of their responsibilities or positions.

Individual Trading Plans satisfying the requirements of this Policy may be entered into only by the following persons (each an "Eligible Person"):
(a) Executives at Grades 1 through 4 or equivalents (including all "Section 16 officers"); and
(b) Employees at Grades 5 through 7 or equivalents identified by the General Counsel as individuals whose job responsibilities entail the possession from time to time of material non-public information that may reasonably be expected to effectively prevent or restrict them as a legal or practical matter from selling Common Stock or exercising Common Stock options during "open trading window" periods established by the Company.

Any Individual Trading Plan entered into by an Eligible Person must satisfy all the conditions and requirements of this Policy.

C.Scope of Permitted Individual Trading Plans.

This Policy permits an Eligible Person to enter into an Individual Trading Plan for the purpose of effecting any of the following transactions through that Eligible Person's account at the brokerage firm (currently E*TRADE Financial) designated by the Company to provide broker/dealer services for the Prudential Omnibus Incentive Plan (each an "Eligible Transaction"):

(a) the exercise of Common Stock options;
(b) the sale of Common Stock received upon the exercise of Common Stock options;

(c) the sale of Common Stock upon the lapse of restrictions applicable to grants
(d) of Restricted Stock or Restricted Stock Units; and/or the sale of Common Stock received in respect of Performance Share awards.

This Policy does not contemplate or permit the use of Individual Trading Plans for any other transactions or for any transactions through any other brokerage account.

Eligible Transactions pursuant to an Individual Trading Plan established and implemented in accordance with this Policy may be effected in either "open trading window" periods or "closed trading window" periods.

D.Requirements for Individual Trading Plans.

Under Rule 10b5-1(c), an Eligible Person's Individual Trading Plan must: (a) specify the amount (number of shares or specified dollar value) of options to be exercised and/or securities to be sold and the price at which and the date on which the securities are to be sold; or (b) include a written formula or algorithm, or computer program, for determining the amount of options to be exercised and/or securities to be sold and the price at which and the date on which the securities are to be sold.

In general, an Individual Trading Plan must not permit the Eligible Person to exercise any subsequent influence over how, when or whether to effect an exercise or sale and must ensure that no other person who may exercise such influence under the Individual Trading Plan (such as the Eligible Person's broker or financial advisor) is aware of material nonpublic information when doing so.

If you are an Eligible Person, you may enter into a written Individual Trading Plan for the purpose of carrying out one or more Eligible Transactions, provided that you satisfy (a) all of the conditions and requirements of Rule 10b5-1(c) (the "Rule 10b5-1(c) Requirements") and (b) such additional conditions and requirements as the Company may from time to time establish (the "Company Requirements").

1.Rule 10b5-1(c) Requirements.

For you to be entitled to the protection provided by Rule 10b5-1(c), you must satisfy all of the following Rule 10b5-1(c) Requirements:
(a) You may only enter into or amend an Individual Trading Plan while you are not aware of material non-public information;
(b) All your purchases and sales must be made in accordance with the Individual Trading Plan and, except pursuant to an amendment or termination approved in accordance with this Policy, you may not alter or deviate from, or try to influence in any way the transactions to be executed under, the terms of the Individual Trading Plan (whether by changing the amount, price, or timing of any sale or exercise);
(c) You may not enter into or alter any corresponding or hedging transaction or position with regard to any options exercised or securities sold pursuant to your Individual Trading Plan;
(d) Trading under the Individual Trading Plan cannot begin until the later of: (a) 90 days after the adoption of the Individual Trading Plan; or (b) two business days following the disclosure of the company's financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted;
(e) When adopting an Individual Trading Plan, you must include a representation in the Individual Trading Plan certifying, at the time of the adoption of the Individual Trading Plan, that: (a) you are not aware of MNPI about the Company or its securities; and (b) you are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;
(f) You may not have another outstanding (and may not subsequently enter into any additional) Individual Trading Plans during the same period;
(g) You may not have more than one single-trade Individual Trading Plan during any 12-month period. A "single-trade plan" is one "designed to effect" (e.g., has the practical effect of requiring) the purchase or sale of securities as a single transaction. A plan is not designed to effect a single transaction where the plan (a) leaves the person's agent discretion over whether to execute the plan as a single transaction, or (b) provides that the agent's future acts will depend on events or data not known at the time the plan is entered into (such as a plan to execute specified sales or purchases at each of several given future stock prices) and it is reasonably foreseeable at the time the plan is entered into that it may result in multiple transactions; and
(h) You must act in good faith with respect to the Individual Trading Plan.

2.Additional Company Requirements.

The Company requires that all Individual Trading Plans also satisfy the following Company Requirements:
(a) The entry into and any amendment to or discretionary termination of an Individual Trading Plan must be pre-cleared by persons within the Law Department and Compliance Department designated by the General Counsel to review Individual Trading Plans for compliance with applicable securities laws, this Policy and the Insider Trading Policy. Once the Individual Trading Plan is pre-cleared, no further pre-clearance is required for individual transactions executed in accordance with the Individual Trading Plan.
(b) The Individual Trading Plan may only be entered into, amended or terminated at the discretion of the Eligible Person during a regular quarterly "open trading window" period and while there is no special "blackout" applicable to the Eligible Person.
(c) The Eligible Person entering into an Individual Trading Plan shall furnish to the Company a Certificate substantially in the form of Exhibit A hereto, with such additions and modifications as the Law Department may from time to time generally or in any particular case determine to be necessary or advisable. Similarly, in connection with any amendment to or discretionary termination of an Individual Trading Plan, the Eligible Person entering into or agreeing to such amendment or termination may be required to furnish to the Company such additional certifications as the Law Department may from time to time generally or in any particular case determine to be necessary or advisable.

Eligible Persons should allow at least five business days after submission for review of an Individual Trading Plan by the Compliance Department and the Law Department. Note in this regard that the Rule 10b5-1(c) Requirement described in Paragraph D(1)(a) above and the Company Requirement described in clause (b) of this Paragraph D(2) must be satisfied on and as the date the Individual Trading Plan is executed rather than the date of submission. (See Paragraph J)

As part of its review, the Compliance Department will confirm with the Human Resources Department that the Individual Trading Plan is structured to ensure compliance with the Company's Common Stock share retention requirements, to the extent applicable. (See Paragraph H)

The Company will require that all Individual Trading Plans give the Company the unilateral right, in its sole discretion, to terminate or suspend the Individual Trading Plan for any reason.

The requirements of clauses (a) through (c) of this Paragraph D(2) do not apply to any termination of an Individual Trading Plan (i) on a fixed date established by the terms of the Individual Trading Plan, (ii) upon the completion of all transactions contemplated by the Individual Trading Plan, (iii) upon the commencement of proceedings in respect of or triggered by the Eligible Person's bankruptcy or insolvency, (iv) upon the death of the Eligible Person, or (v) by the Company as contemplated in the immediately preceding paragraph.

To avoid potential legal issues, an Eligible Person establishing an Individual Trading Plan should do so independently of, and should not discuss or coordinate in advance the terms of his or her Individual Trading Plan with, any other Eligible Person.

Each Individual Trading Plan, and any amendment to or discretionary termination of any Individual Trading Plan, must be in writing. An Eligible Person is required to furnish to the General Counsel or persons designated by the General Counsel a complete execution copy of any Individual Trading Plan of such Eligible Person, and of each amendment thereto or document effecting any discretionary termination thereof, promptly after the execution thereof.

E.Compliance with Other Rules, Regulations and Reporting Requirements.

A proper Individual Trading Plan will provide an affirmative defense against allegations of insider trading under Section 10(b) of the Securities Exchange Act of 1934 but does not relieve any Eligible Person of his or her obligations to comply with other federal or state legal and filing requirements applicable to transactions in securities of the Company. Accordingly, each Individual Trading Plan must provide appropriate mechanisms to ensure the Eligible Person complies with all laws, rules and regulations applicable to securities transactions under the Individual Trading Plan by that Eligible Person, including mechanisms to ensure compliance with the applicable volume and other restrictions of Rule 144 under the Securities Act of 1933 and the timely filing of all reports (including Forms 144 and Forms 4) required under Rule 144 and under Sections 13(d), 13(g) and 16 of the Securities and Exchange Act of 1934.

Eligible Persons who are "Section 16 officers" are reminded of the applicability of the "short swing profits" recovery provisions of Section 16(b) of the Securities Exchange Act of 1934 to their transactions in securities of the Company, including transactions effected pursuant to an Individual Trading Plan. In particular, depending on the terms of the Individual Trading Plan, it is possible that the Section 16 person may be effectively precluded from purchasing Common Stock outside of the Individual Trading Plan (except in exempt transactions) due to such provisions. The Eligible Person will be required to represent to the Company that he or she will not take any action, including purchases within six months of any sale under his or her Individual Trading Plan, that would trigger Section 16(b) "short swing" liability.

F.Transactions Outside of Individual Trading Plan.

An Eligible Person should not assume that he or she will be free to buy or sell Common Stock or exercise Common Stock options outside of his or her Individual Trading Plan. Any purchases or sales or stock option exercises outside of the Individual Trading Plan remain subject to all of the restrictions and requirements, including applicable pre approval requirements, of the Insider Trading Policy. As indicated above, depending on the terms of the Individual Trading Plan, purchases outside of the Individual Trading Plan could give rise to liability for "short swing profits" under Section 16(b) of the Securities Exchange Act of 1934. Additionally, transactions both inside and outside of an Eligible Person's Individual Trading Plan must be taken into account for purposes of determining compliance with the volume limitations of Rule 144 under the Securities Act of 1933. Finally, corresponding or hedging transactions or positions outside the Individual Trading Plan may result in the loss of the protections of Rule 10b5-1(c) for transactions under the Individual Trading Plan.

G.Public Announcement of Transactions.

The Company reserves the right to make public announcements (including the issuance of a press release and/or the filing with the Securities and Exchange Commission of a Current Report on Form 8-K) regarding any Individual Trading Plan, including but not limited to public announcement of information as to the timing of transactions and the amount and price of securities sold and the number of options exercised. Moreover, the Company is required to disclose in Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K whether during the preceding quarter any director or officer adopted or terminated an Individual Trading Plan and certain information about such Individual Trading Plan.

H.Share Ownership Requirements.

The Individual Trading Plan of any Eligible Person who is subject to the Company's Common Stock share retention requirements must be structured to ensure compliance with those requirements. It is suggested that the Company's voluntary share ownership guidelines be borne in mind by other Eligible Persons. As part of its review of Individual Trading Plans, the Compliance Department will confirm with the Human Resources Department that the Individual Trading Plan is structured to ensure compliance with the Company's Common Stock share retention requirements, to the extent applicable.

I.Certain Additional Responsibilities of Eligible Persons.

Pre-clearance of an Individual Trading Plan by the Company as contemplated by this Policy is conducted as part of the implementation of the Company's insider trading policies. Such pre-clearance does not include a complete review of the Individual Trading Plan and does not constitute a statement or recommendation by the Company as to the advisability of the Eligible Person establishing or implementing such Individual Trading Plan or any Individual Trading Plan.

It is important to note that Rule 10b5-1(c) only provides a defense (which must be proven) in the event there is a claim alleging insider trading. It does not prevent anyone from bringing a claim or otherwise challenging a transaction. Nor does it prevent the media from reporting about any transaction.

Each Eligible Person is solely responsible for any and all fees and expenses, including account fees, and any and all trading or other losses incurred by such Eligible Person in connection with any Individual Trading Plan established by such Eligible Person, and the Company has and assumes no responsibility therefor.

If an Eligible Person's employment with the Company terminates while the Eligible Person has an Individual Trading Plan in effect, the Individual Trading Plan will continue in effect notwithstanding such termination. The Eligible Person will be solely responsible for ensuring that the Individual Trading Plan, and any transactions thereunder, continue to satisfy all applicable legal and other requirements.

The Company strongly urges each Eligible Person to consult his or her independent legal, accounting and tax advisors regarding any Individual Trading Plan proposed to be established by such Eligible Person.

J.Submission of Individual Trading Plans for Pre-Clearance; Questions About This Policy.

An Eligible Person with questions about this Policy should contact either (a) Richard Baker or Danny Fiore in the Compliance Department, (b) John Cafiero or Brian Spitser in the Law Department or (c) Kate Tekker, Eric Weinberg or Manting Zhang in the Human Resources Department.

An Eligible Person desiring pre-clearance of an Individual Trading Plan should submit the proposed Individual Trading Plan to Richard Baker or Danny Fiore in the Compliance Department. Eligible Person should allow at least five business days for review thereof. (See Paragraph D(2))

EXHIBIT A TO POLICY CONCERNING RULE 10b5-1 TRADING PLANS

Certificate of Eligible Person
Concerning Rule 10b5-1(c) Individual Trading Plan

The undersigned, a Designated Person under the Insider Trading Policy of Prudential Financial, Inc. (the "Company"), hereby certifies as follows to the Company in connection with the Rule 10b5-1(c) trading plan proposed to be established by the undersigned (the "Individual Trading Plan"):

(1) The undersigned has furnished to the appropriate Company representatives a true and complete copy of the Individual Trading Plan for pre-clearance by the Company in accordance with the Company's Policy Concerning Rule 10b5-1(c) Individual Trading Plans (the "Policy");
(2) As of the date the Individual Trading Plan is established, the undersigned is not aware of any material non-public information concerning the Company;
(3) The undersigned is entering into the Individual Trading Plan in good faith and not as part of a plan or scheme to evade compliance with Rule 10b5-1 under the Securities Exchange Act of 1934 or any other federal or state securities laws or regulations or the Company's Insider Trading Policy or the Policy;
(4) While the Individual Trading Plan is in effect, the undersigned will not enter into or alter any corresponding or hedging transaction or position with respect to the options or securities covered by the Individual Trading Plan;
(5) The undersigned intends to complete all transactions contemplated by the terms of the Individual Trading Plan, and except pursuant to an amendment or termination pre-cleared in accordance with the Policy, the undersigned will not alter or deviate from, or try to influence in any way the transactions to be executed under, the terms of the Individual Trading Plan (whether by changing the amount, price or timing of any transaction);
(6) The undersigned will not, directly or indirectly, communicate any material non-public information relating to the Company or its securities to any broker, dealer, financial advisor, trustee or any other third party that is involved, directly or indirectly, in executing the Individual Trading Plan at any time while the Individual Trading Plan is in effect or otherwise in violation of applicable Company policy or law;
(7) The undersigned will not take, and will ensure that any person or entity with which the undersigned would be required to aggregate sales of securities pursuant to paragraph (a)(2) or (e) of Rule 144 under the Securities Act of 1933 will not take, any action that would cause the sales made under the Individual Trading Plan not to meet all applicable requirements of Rule 144;
(8) The undersigned will not take any action, including purchases within six months of any sale under the Individual Trading Plan, that will trigger "short swing profits" liability under Section 16(b) of the Securities Exchange Act of 1934;
(9) The undersigned will timely make all filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 required in respect of transactions pursuant to the Individual Trading Plan (including filings of any required Forms 144, 4 and 5), it being understood that in the case of filings of Forms 4 and 5 under Section 16 of the Securities Exchange Act of 1934 the undersigned may satisfy this representation by following the Company's prescribed practices and procedures in relation to such filings;
(10) The undersigned has consulted with his or her own advisers as to the personal legal, tax, business, financial and related aspects of the undersigned's establishment and implementation of the Individual Trading Plan and has not relied upon any advice with respect to such matters from the Company or its representatives; and

The undersigned understands that the Company may make public announcements (including the issuance of a press release and/or the filing with the Securities and Exchange Commission of a Current Report on Form 8-K) regarding the Individual Trading Plan, including but not limited to public announcement of information as to the timing of transactions and the amount and price of securities purchased or sold. Moreover, the Company is required to disclose in Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K whether during the preceding quarter any director or officer adopted or terminated an Individual Trading Plan and certain information about such Individual Trading Plan.

IN WITNESS WHEREOF, the undersigned has signed this Certificate this ____ day of __________, 202__.

Name: __________________________________________

Title: ___________________________________________